Amendment to Asset Purchase Agreement and Share Exchange

     This Amendment to the Asset Purchase Agreement and Share Exchange dated February 14, 2005, between Heritage Scholastic Corporation, a Nevada corporation with its principal place of business at 1954 Kellogg Avenue, Carlsbad California, 92008, ("Heritage"); Nano Chemical Systems, Inc., a Nevada Corporation with its principal place of business at 4031 NE Glisan, Portland, Or. 97232 ("Nano").

                                    RECITALS:
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     A. WHEREAS, the parties entered into an Asset Purchase Agreement and Share
Exchange dated January 27, 2005, ("Agreement"), whereby Heritage acquired all of the Assets of Nano for the issuance of a total of 9,000,000 shares of Heritage's common stock to the Nano shareholders.

     B. WHEREAS, all of the parties to the Agreement desire to amend the terms of the Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment and other valuable consideration, the receipt of which is acknowledged, the parties to this Agreement agree as follows:

1.   Merger: The parties agree to amend this transaction from a Asset Purchase
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     Agreement and Share Exchange to a Stock Purchase Agreement and Share
     Exchange with the result that Nano shall become a wholly owned subsidiary of Heritage and Heritage shall issue 9,000,000 shares to the Nano shareholders

4.   Effective Date: The Closing of the Stock Purchase Agreement and Share
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     Exchange (the "Closing") shall be effective on January 27, 2005, the effective date of the Asset Purchase Agreement and Share Exchange.

5.   Full Force of Agreement: All representations, covenants and warranties as
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     well as all other conditions and obligations set forth in the Agreement shall remain in full force and effect.

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     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

ATTEST:                                     HERITAGE SCHOLASTIC CORPORATION

                                            By:/s/ Katrina Cleburn
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ATTEST:                                     NANO CHEMICAL SYSTEMS, INC.

                                            By:/s/ Katrina Cleburn
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